Exhibit 10.1

LEGGETT & PLATT, INCORPORATED

DEFERRED COMPENSATION PROGRAM

(Amended and Restated, Effective as of December 31, 2004)

i

5. STOCK UNIT AND L&P CASH DEFERRALS		4
5.1	Stock Units	4
5.2	Dividend Contributions	4
5.3	Stock Unit Distributions	5
5.4	Interest on L&P Cash Deferral.	5
5.5	Payment Dates and Form of Distribution	5
5.6	Convert L&P Cash Deferral to Option or Stock Units	5
5.7	Unforeseeable Emergency	5
5.8	Unsecured Creditor	5
5.9	Claims under ERISA	5

6. COMPANY BENEFIT PLANS		6
6.1	Impact on Benefit Plans.	6
6.2	Contributions.	6

7. ADMINISTRATION		7
7.1	Administration.	7
7.2	Committee’s Authority	7
7.3	Section 16 Officers and Non-Employee Directors	7
7.4	Compliance with Applicable Law	7

8. MISCELLANEOUS		7
8.1	Change in Capitalization.	7
8.2	No Right of Employment	7
8.3	Beneficiary	7
8.4	Transferability	8
8.5	Binding Effect	8
8.6	Amendments and Termination	8
8.7	Governing Law	8

ii

LEGGETT & PLATT, INCORPORATED

DEFERRED COMPENSATION PROGRAM

(Amended and Restated, Effective as of December 31, 2004)

1. NAME AND PURPOSE

1.1 Name. The name of this Program is the “Leggett & Platt, Incorporated Deferred Compensation Program.”

1.2 Purpose. The Program is intended to provide selected key employees, non-employee directors and advisory directors of the Company the opportunity to defer future compensation. The Program is an unfunded deferred compensation program for a select group of management and/or highly compensated employees as described in ERISA. Options and Stock Units provided for in the Program will be granted under the Company’s 1989 Flexible Stock Plan, as amended, and will be subject to the terms of that plan.

2. DEFINITIONS

2.1 Beneficiary. The person or persons designated as the recipient of a deceased Participant’s benefits under the Program.

2.2 Benefits. The benefits available under the Program, including Options, Stock Units and L&P Cash Deferrals.

2.3 Committee. The Compensation Committee of the Board of Directors of the Company or, except as to Section 16 Officers, any persons to whom the administrative authority has been delegated.

2.4 Common Stock. The Company’s common stock, $.01 par value.

2.5 Company. Leggett & Platt, Incorporated.

2.6 Compensation. Salary, bonuses, director fees, and all other forms of cash compensation, to the extent designated by the Committee, earned and vested in a calendar year. Bonuses may be earned and vested in one calendar year, but become payable in the following calendar year.

2.7 Deferred Compensation. Any Compensation that would have become payable to a Participant but for the Participant’s election to defer such Compensation.

2.8 Disability. A Participant is considered disabled if the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s employer.

2.9 Dividend Contribution. The Company’s contribution of dividend amounts to a Participant’s account made pursuant to Section 5.2.

2.10 Election. A Participant’s election to defer Compensation, which sets forth the percentage or amount of Compensation to be deferred and such other items as the Committee may require.

2.11 Employer. The Company or any directly or indirectly majority-owned subsidiary, partnership or other entity of the Company.

2.12 ERISA. The Employment Retirement Security Income Act of 1974, as amended.

2.13 L&P Cash Deferral. The deferral of Compensation into an obligation of the Company to pay on a future date or dates the Compensation plus interest thereon determined pursuant to Section 5.4.

2.14 Lost Retirement Benefit Amount. An amount equal to: (i) the present value, if any, by which the Participant’s retirement benefit under the Company’s Retirement Plan would be reduced as a result of the deferral of Compensation under the Program less (ii) the present value of Participant contributions not made to the Retirement Plan as a result of deferral of Compensation.

2.15 Option. An option to purchase shares of Common Stock issued pursuant to Section 4.

2.16 Participant. A director or advisory director of the Company or a management or highly compensated employee of Employer selected by the Committee who has delivered a signed Election form to the Company. The Committee may revoke an individual’s right to participate in the Program if he no longer meets the Program’s eligibility requirements or for any other reason. Such termination will not affect Benefits previously vested under the Program.

2.17 Section 16 Officers. All officers of the Company subject to the requirements of Section 16 of the Securities Exchange Act of 1934.

2.18 Stock Unit. A unit of account deemed to equal a single share (or fractional share) of Common Stock. No Participant or Beneficiary will have any of the rights of a shareholder with respect to Stock Units.

2.19 Unforeseeable Emergency. A severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

3. ELECTION TO DEFER

3.1 Type and Amount of Deferral. Each Participant may elect to defer all or a portion of his Compensation into an Option, Stock Units, an L&P Cash Deferral, or any combination of the three.

3.2 Election. A Participant’s Election must be made on or before December 31 for Compensation relating to the following calendar year, except that newly eligible Participants may make an Election during the calendar year within 30 days of first becoming eligible for participation for Compensation earned subsequent to the date of Election. Elections may be modified or withdrawn until such time as an original Election could no longer be made.

The Committee may provide for Elections at any other times with respect to all or any part of Compensation or Contributions to the extent that such Elections are consistent with the requirements of Section 409A of the Internal Revenue Code.

3.3 Benefit Plan Contributions and Payroll Deductions. If Compensation payable after giving effect to a deferral Election will be insufficient to make all Company benefit contributions and required tax withholdings, the Participant must, at the time of the Election, make arrangements suitable to the Company for the payment of such amounts.

3.4 Vesting. Benefits under the Program vest when the Participant would have been vested in the Compensation but for the election to defer. Benefits not vested will terminate immediately upon a Participant’s termination of employment or, with respect to non-employee directors or advisory directors, termination of service.

4. OPTIONS

4.1 Number of Options and Exercise Price. Unless the Committee determines otherwise, the number of Option shares granted to a Participant is equal to the nearest number of whole shares determined under the following formula:

Compensation Foregone x 5
Exercise Price

“Compensation Foregone” means the Compensation the Participant elected to defer into Options, plus the related Lost Retirement Benefit Amount, if any. The “Exercise Price” for each share covered by an Option is the fair market value of Company stock on the Grant Date.

4.2 Grant Date. Options will be granted as of the date of the lowest closing stock price in December of each year or such other date as the Committee determines (the “Grant Date”).

4.3 Term of Options. The term of an Option will expire 10 years after the Grant Date (the “Expiration Date”).

4.4 Exercise of Options. Options will be exercisable at the later of (i) 12 months after the Grant Date or (ii) the date the option vests. However, despite any later specified date for exercise, any vested Option will become exercisable in full upon the death or Disability of the Participant.

An Option may be exercised by delivering a written notice to the Company accompanied by payment of the Exercise Price for the shares purchased. Such payment may be made in cash, by delivery of shares of Common Stock (held for at least 6 months) or a combination of cash and Common Stock. Any such Common Stock will be valued at the per share closing price of the Company’s common stock on the trading day immediately preceding the date of exercise. No shares will be delivered in connection with an Option exercise unless all amounts required to satisfy tax and any other required withholdings have been paid to the Employer.

An Option may be exercised only by a Participant during his life or, in the case of Disability, by his guardian or legal representative. Upon the death of a Participant, the Option may be exercised by his Beneficiary or, if the Participant fails to designate a Beneficiary, by his legal representative.

If any Option has not been fully exercised on the Expiration Date, the unexercised portion of the Option shall be deemed exercised on such Expiration Date, provided the then market price of a share of L&P Common Stock exceeds the per share Exercise Price. In such event, shares of Common Stock will not be issued until the Exercise Price and any other required amounts have been paid.

4.5 Non-Qualified Options. All Options will be non-qualified options that are not entitled to special tax treatment under §422 of the Internal Revenue Code.

4.6 No Shareholders’ Rights. A Participant will have no rights as a shareholder with respect to the shares covered by his Option until a stock certificate has been issued for the shares. No adjustment will be made for dividends or other rights for which the record date is before the certificate date.

5. STOCK UNIT AND L&P CASH DEFERRALS

5.1 Stock Units. An account will be established to track Stock Units for each Participant who elects a Stock Unit deferral. Compensation will be deferred on a bi-weekly basis or as Compensation otherwise would have been paid, unless the Committee determines otherwise. Any Lost Retirement Benefit will be credited to the Participant’s account at year-end. All deferrals and Dividend Contributions to a Participant’s account will be used to acquire Stock Units at a price equal to 80% of the fair market value of a share of Common Stock on the date such deferrals and Dividend Contributions are made.

5.2 Dividend Contributions. On the date a cash dividend is paid on Common Stock, the Company will make a Dividend Contribution equal to the per share cash dividend on the number of Stock Units credited to the Participant’s account on the dividend record date.

5.3 Stock Unit Distributions. Prior to distribution, Stock Units will be converted to the appropriate number of whole shares of Common Stock. The Company may withhold from such Common Stock any amount required to pay applicable taxes (at the Company’s required withholding rate). Alternatively, the Participant may pay such taxes in cash if he elects to do so before the distribution date.

Annual installment distributions will be made by January 31st of each calendar year following the calendar year of the initial distribution. Each annual distribution will be equal to the balance of Stock Units in the Participant’s account divided by the number of payments remaining.

5.4 Interest on L&P Cash Deferral. L&P Cash Deferrals will bear interest at a rate established by the Committee. The interest will begin accruing on the date the Deferred Compensation would have been paid but for the deferral. Until the Committee determines otherwise, the Chief Financial Officer will determine the interest rates and the length of the deferral periods available to Participants.

5.5 Payment Dates and Form of Distribution. The Participant will select the date or dates of payout and the form of distribution for Stock Unit and L&P Cash Deferrals on his Election form; provided, however, that the first payment date will not be earlier than two years after the Election is made or such other date as the Committee determines. The Committee may establish maximum deferral periods and maximum payout periods.

The Participant may make a one-time election to extend the payout period or change the form of distribution for Stock Unit and L&P Cash Deferrals, not to exceed any maximum payout period established by the Committee. The election change must be made not less than 12 months before the first scheduled payment date designated in the original Election and must extend the first distribution payment by at least five years.

5.6 Convert L&P Cash Deferral to Option or Stock Units. If a Participant elects an L&P Cash Deferral, the Participant may later request that the Committee grant an Option or Stock Units in lieu of the L&P Cash Deferral. The Committee may, in its sole discretion and as permitted under applicable law, grant such conversion to the Participant on such date and upon such terms as the Committee determines. The Participant will forfeit all accrued interest of the L&P Cash Deferral if the Committee grants his request. Any such request must satisfy the conditions for a one-time election change specified in Section 5.5.

5.7 Unforseeable Emergency. In the event of an Unforeseeable Emergency, the Committee may, in its sole discretion and as permitted under applicable law, authorize an early distribution of a Participant’s vested L&P Cash Deferral or Stock Unit account.

5.8 Unsecured Creditor. The Company’s obligation to a Participant for Stock Unit and L&P Cash Deferrals is a mere promise to pay shares or money in the future and the Participant will have the status of a general unsecured creditor of the Company.

5.9 Claims under ERISA. The Committee and the Company’s Secretary will make all determinations regarding benefits under the Program in accordance with ERISA.

If a Participant believes he is entitled to receive a distribution under the Program and he does not receive such distribution, he must make a claim in writing to the Committee. The Committee will review the claim. If the claim is denied, the Committee will provide a written notice of denial within 90 days setting out: the reasons for the denial; provisions of the Program upon which the denial is based; any additional information to perfect the claim and why such information is necessary; the steps to be taken if a review is sought, including, as applicable, the right to file an action under Section 502(a) of ERISA following an adverse determination; and the time limits for requesting a review and for review.

If a claim is denied and the Participant desires a review, he will notify the Secretary in writing within 60 days of the receipt of notice of denial. In requesting a review, the Participant may review the Program or any related document and submit any written statement he deems appropriate. The Secretary will then review the claim and, if the decision is adverse to the Participant, provide a written decision within 60 days setting out: the reasons for the denial; provisions of the Program upon which the denial is based; a statement that the Participant is entitled to receive, upon request and free of charge, copies of documents relied upon in making the decision; and, as applicable, the Participant’s right to bring an action under Section 502(a) of ERISA.

6. COMPANY BENEFIT PLANS

6.1 Impact on Benefit Plans. The deferral of Compensation under the Program is not intended to affect other Employer benefit plans in which the Participant is participating or may be eligible to participate. The following rules will apply to the types of benefits listed below.

•	Lost Retirement Benefit—Deferred Compensation may result in Lost Retirement Benefits under the Company’s Retirement Plan. However, the Company will increase the amount deferred under an Option, Stock Unit, or L&P Cash Deferral by the Lost Retirement Benefit.

•	Executive Stock Unit Program—The amount of payroll deduction for Stock Units under the Company’s Executive Stock Unit Program will be calculated as if no deferral had occurred.

•	Discount Stock Plan—Contributions under the Discount Stock Plan will be calculated as if no deferral had occurred.

•	Life Insurance and Disability Benefits—To the extent the level of benefits is based upon a Participant’s compensation, Deferred Compensation will be included when it would have otherwise become payable but for the deferral.

6.2 Contributions. The Participant must make contributions and payments under all Employer benefit plans in which he is participating, except the Retirement Plan, in the amounts required as if no deferral had occurred. If there is not sufficient Compensation after deferral from which to withhold required contributions and payments, the Participant must make arrangements suitable to the Company for payment of the required amounts.

7. ADMINISTRATION

7.1 Administration. Except to the extent the Committee otherwise designates pursuant to Section 7.2(e), the Committee will control and manage the operation and administration of the Program.

7.2 Committee’s Authority. The Committee will have such authority as may be necessary to discharge its responsibilities under the Program, including the authority to: (a) interpret the provisions of the Program; (b) adopt rules of procedure consistent with the Program; (c) determine questions relating to Benefits and rights under the Program; (d) maintain records concerning the Program; (e) designate any Company employee or committee to carry out any of the Committee’s duties, including authority to manage the operation and administration of the Program; and (f) determine the content and form of the Participant’s Election and all other documents required to carry out the Program.

7.3 Section 16 Officers and Non-Employee Directors. Notwithstanding the foregoing, (i) the Committee may not delegate its authority with respect to Section 16 Officers, and (ii) the Board of Directors must approve any action related to Benefits for non-employee directors or advisory directors.

7.4 Compliance with Applicable Law. Notwithstanding anything contained in the Program or in any document issued under the Program, it is intended that the Program will at all times meet the requirements of Internal Revenue Code section 409A and any regulations or other guidance issued thereunder, and that the provisions of the Program will be interpreted to meet such requirements.

8. MISCELLANEOUS

8.1 Change in Capitalization. In the event of a stock dividend, stock split, merger, consolidation or other recapitalization of the Company affecting the number of outstanding shares of Common Stock, the number of Option shares and Exercise Price and the number of Stock Units credited to a Participant’s account will be appropriately adjusted.

8.2 No Right of Employment. Nothing contained in the Program or in any document issued under the Program will constitute evidence of any agreement or understanding that the Employer will employ or retain the Participant for any period of time or at any particular rate of compensation.

8.3 Beneficiary. A Participant may designate one or more Beneficiaries to receive his Benefits if he dies. A Participant may change or revoke a designation of a Beneficiary at any time upon written notice to the Company. If a notice of beneficiary is not on file or if the Beneficiary is not living when the Participant dies, the Participant’s estate will be his Beneficiary.

8.4 Transferability. No Benefits or interests therein may be transferred, assigned or pledged during a Participant’s lifetime. Benefits may not be seized by any creditor of a Participant or Beneficiary or transferred by operation of law in the event of bankruptcy or insolvency. Any attempted assignment or transfer will be void. However, the Committee may, in its sole discretion, allow a Participant to transfer Options by way of a bona fide gift. The donee will hold such Options subject to the Program.

8.5 Binding Effect. The Program will be binding upon and inure to the benefit of the Company, its successors and assigns, and each Participant, his heirs, personal representatives, and Beneficiaries.

8.6 Amendments and Termination. The Company will have the right to amend or terminate the Program at any time. However, no such amendment or termination will deprive any Participant of the right to receive Benefits previously vested under the Program.

8.7 Governing Law. To the extent not preempted by ERISA, Missouri law will govern this Program.